Exhibit 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:16 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com
Universal Corporation Reports Nine Month Results
Richmond, VA February 4, 2020/ PRNEWSWIRE
___________________________________________________________________________________

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), reported net income for the nine months ended December 31, 2019, of $56.1 million, or $2.23 per diluted share, compared with $72.8 million, or $2.87 per diluted share, for the same period of the prior fiscal year. Excluding certain non-recurring items, detailed in Other Items below, net income and diluted earnings per share declined by $20.0 million and $0.78, respectively, for the nine months ended December 31, 2019, compared to the same period of the prior year. Operating income of $94.8 million for the nine months ended December 31, 2019, decreased by $5.6 million, compared to operating income of $100.4 million for the nine months ended December 31, 2018.

For the third fiscal quarter, ended December 31, 2019, net income was $26.0 million, or $1.04 per diluted share, compared with net income of $28.1 million, or $1.11 per diluted share, for the prior year’s third fiscal quarter. Excluding certain non-recurring items, detailed in Other Items below, net income and diluted earnings per share declined by $17.0 million and $0.65, respectively, for the quarter ended December 31, 2019, compared to the same quarter of the prior year. Operating income for the third quarter of fiscal year 2020 increased to $44.1 million compared with $37.7 million for the three months ended December 31, 2018.

Segment operating income was $97.1 million for the nine months ended December 31, 2019, a decrease of $28.2 million, and for the quarter ended December 31, 2019, was $44.0 million, a decrease of $18.6 million, both compared to the same periods last fiscal year. Results reflected earnings declines in the North America and Other Regions segments, partially offset by earnings improvements in the Other Tobacco Operations segment for the nine months ended December 31, 2019, both compared to the same period in the prior fiscal

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Universal Corporation

year. For the quarter ended December 31, 2019, results declined for all segments compared to the quarter ended December 31, 2018. Consolidated revenues decreased by $277.5 million to $1.3 billion for the nine months ended December 31, 2019, and by $131.1 million to $505.0 million for the three months ended December 31, 2019, compared to the same periods in fiscal year 2019, on lower sales volumes and prices.

Mr. Freeman stated, “Consistent with results reported for the first half of our current fiscal year, results through the third quarter of fiscal year 2020 continue to reflect unfavorable variances to the same period in fiscal year 2019, when we benefited from large carryover crop sales volumes, mainly in North America and Africa. Flue-cured oversupply conditions this year have also created a selective market environment that has pressured volumes and margins. In addition, customer mandated shipping instructions in the second half of fiscal year 2020 are heavily weighted to our fourth quarter.

“We have also remained focused on solidifying our position as the leading global leaf tobacco supplier. We continue to see and develop opportunities in our leaf tobacco business to gain market share and increase operating efficiencies whether it be by realignment of processing capacity, such as recent steps taken in Malawi; optimization of our sourcing footprint; or by focusing on our leadership in supplying sustainable, compliant crops.

“At the same time, we are progressing in our previously announced plans to invest in non-tobacco growth opportunities and announced the completion of our first such acquisition, FruitSmart, Inc. (“FruitSmart”), in early January 2020. We are very excited about our initial non-tobacco acquisition, offering potential for growth in adjacent markets. We believe that FruitSmart, as an established value-added fruit and vegetable ingredient processor with a business-to-business customer base in an agricultural niche market, is a good fit for our company. As we have stated, FruitSmart represents a foundational step in our building a broader agri-products service platform. We continue to work on our pipeline and are working to provide resources necessary to develop this new segment of our business in support of our long-term shareholder value objectives.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:
OTHER REGIONS:

Operating income for the Other Regions segment decreased by $28.7 million to $68.1 million for the nine months and by $13.9 million to $39.4 million for the quarter ended December 31, 2019, compared with the same periods for fiscal year 2019. In both periods, volumes decreased in Africa, mainly from lower carryover crop sales and later customer mandated shipment timing. In Brazil, sales volumes were up in the nine months ended December 31, 2019, on higher carryover sales and earlier current crop shipments, but down in the quarter ended December 31, 2019, on lower current crop shipments, both compared to the same periods in the prior fiscal year. Results for Europe were down in the nine months and quarter ended December 31, 2019, on lower processing and sales volumes, compared to the same periods in the prior year. Results for Asia were up for the nine months ended December 31, 2019, on higher trading volumes, but declined in the quarter ended December 31, 2019. Selling, general, and administrative costs for the segment were lower for the nine months ended December 31, 2019, largely on favorable foreign currency comparisons and lower customer claim costs partially offset by lower net recoveries on advances to suppliers, compared with the same period in the prior fiscal year. For the quarter ended December 31, 2019, selling, general, and administrative costs were lower than those in the quarter ended December 31, 2018, on favorable currency comparisons, mainly in Mozambique and Brazil. Revenues for the Other Regions segment of $944.1 million

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Universal Corporation

for the nine months and $386.3 million for the quarter ended December 31, 2019, were down $145.1 million and $96.9 million, respectively, compared to the same period last year, on lower volumes and sales prices.

NORTH AMERICA:
Operating income for the North America segment of $6.7 million for the nine months ended December 31, 2019, was down by $13.7 million, compared to the same period for the prior fiscal year, primarily on significantly lower carryover crop sales volumes. In the first half of fiscal year 2019, carryover crop sales volumes were higher on shipments that had been delayed due to reduced transportation availability in the United States. In addition, in the nine months ended December 31, 2019, carryover crop sales volumes were down on reduced sales of U.S. burley tobaccos and current crop sales volumes were down in Mexico and Guatemala due to lower sales volumes and smaller crop sizes, compared to the same period in fiscal year 2019. Operating income for the North America segment of $0.4 million for the quarter ended December 31, 2019, was down by $2.8 million, compared to the same period for the prior fiscal year, mainly on lower sales volumes in Guatemala and lower sales and processing volumes in the United States. Selling, general, and administrative costs for the North America segment were down for the nine months, largely on favorable currency comparisons in Mexico, and flat for the quarter ended December 31, 2019, compared to the same periods in the prior fiscal year. Revenues for this segment decreased, by $126.7 million to $134.6 million for the nine months, and by $28.6 million to $49.4 million for the quarter ended December 31, 2019, compared to the same periods in the prior fiscal year, on the lower volumes and sales prices.

OTHER TOBACCO OPERATIONS:
The Other Tobacco Operations segment operating income of $22.3 million increased by $14.2 million for the nine months ended December 31, 2019, compared with the same period last fiscal year. For the quarter ended December 31, 2019, the segment’s operating income of $4.3 million declined by $1.9 million compared to the same period last year. In both periods, results for our dark tobacco operations improved from higher wrapper sales volumes, influenced in part by earlier shipment timing in the third fiscal quarter of 2020 compared to the previous fiscal year. Results for our oriental joint venture were down for the nine months and quarter ended December 31, 2019, compared to the same periods in the prior fiscal year, primarily from lower sales volumes, due in part to some customer shipments delayed into the fourth quarter of fiscal 2020, as well as unfavorable currency remeasurement and exchange variances in both periods. Selling, general, and administrative costs for the segment were down in both the nine months and third fiscal quarter ended December 31, 2019 compared with those periods in the prior fiscal year, mostly from favorable comparisons to higher value-added tax charges in the third quarter of fiscal 2019. Revenues for the segment decreased by $5.7 million to $199.2 million for the nine months, and by $5.5 million to $69.4 million for the third quarter ended December 31, 2019, as higher dark tobacco operations revenues were more than offset by lower sales volumes from the timing of shipments of oriental tobaccos into the United States.

OTHER ITEMS:
Cost of goods sold in the nine months and quarter ended December 31, 2019, decreased by 19% and 21% to $1.0 billion and $412.1 million, respectively, both compared with the same periods in the prior fiscal year, consistent with similar percentage decreases in revenues. Selling, general, and administrative costs for the nine months and quarter ended December 31, 2019 decreased by $14.4 million to $152.8 million, and by $9.4 million to $48.9 million, respectively. Reductions in both periods reflected positive foreign currency remeasurement and exchange variances as well as lower value-added tax charges, while the nine-month comparison also benefitted from better customer claim experience and lower incentive compensation costs, offset in part by lower net recoveries on advances to suppliers compared to the same period in the prior fiscal year.

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Universal Corporation

The following tables set forth certain non-recurring items included in reported results:

Adjusted Operating Income
	Three Months Ended December 31,		Nine Months Ended December 31,
(in millions)	2019	2018	2019	2018
As Reported: Consolidated operating income	$44.1	$37.7	$94.8	$100.4
FruitSmart acquisition transaction costs(1)	0.9	—	1.9	—
Restructuring and impairment costs(2)	—	19.4	—	19.5
Adjusted operating income	$45.0	$57.1	$96.7	$119.9

Adjusted Net Income and Diluted Earnings Per Share
	Three Months Ended December 31,		Nine Months Ended December 31,
(in millions and reported net of income taxes)	2019	2018	2019	2018
As Reported: Net income available to Universal Corporation	$26.0	$28.1	$56.1	$72.8
FruitSmart acquisition transaction costs(1)	0.9	—	1.9	—
Restructuring and impairment costs(2)	—	15.8	—	15.8
Unresolved income tax matter for a foreign subsidiary	—	—	2.8	—
Income tax benefit from dividend withholding tax liability reversal(3)	—	—	—	(7.8)
Adjusted Net income available to Universal Corporation	$26.9	$43.9	$60.8	$80.8

Adjusted diluted earnings per share	$1.08	$1.73	$2.41	$3.19

(1)	The Company incurred legal and professional fees associated with the acquisition of FruitSmart (effective January 1, 2020). These costs are not deductible for U.S. income tax purposes.

(2)	In the third quarter of fiscal year 2019, the Company recognized a restructuring and impairment charge related to the Company's operations in Tanzania.

(3)	During fiscal year 2019, the Company reversed a portion of a liability previously recorded for dividend withholding taxes on the cumulative retained earnings of a foreign subsidiary.

The Company’s consolidated effective tax rates for the nine months and quarter ended December 31, 2019, were approximately 30% and 26%, respectively. Income tax expense for the nine months ended December 31, 2019 included a $2.8 million net tax accrual ($0.11 per diluted share) for an unresolved tax matter at a foreign subsidiary. Without the effect of this item, the consolidated effective tax rate for the nine months ended December 31, 2019, would have been 27%.

The Company’s consolidated effective tax rates for the nine months and quarter ended December 31, 2018, were approximately 19% and 20%, respectively. Income tax expense for the nine months ended December 31, 2018 included a $7.8 million ($0.30 per diluted share) benefit from reversing a portion of a liability previously recorded for dividend withholding taxes on the cumulative retained earnings of a foreign subsidiary. Without the effect of this item, the consolidated effective tax rate for the nine months ended December 31, 2018, would have been 27%.

The effective tax rates for all periods include the benefit of various tax planning opportunities, as well as the net effect of items accounted for on a discrete basis in the respective reporting periods.

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Universal Corporation

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. In addition, the total for segment operating income (loss) referred to in this discussion is a non-GAAP measure. This measure is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for net income (loss), operating income (loss), cash from operating activities or any other operating performance measure calculated in accordance with GAAP, and it may not be comparable to similarly titled measures reported by other companies. A reconciliation of the total for segment operating income (loss) to consolidated operating income (loss) is provided in Note 3. Segment Information, included in this earnings release. The Company evaluates its segment performance excluding certain significant charges or credits. The Company believes this measure, which excludes items that it believes are not indicative of its core operating results, provides investors with important information that is useful in understanding its business results and trends.

This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding financial condition, results of operation, and future business plans, operations, opportunities, and prospects for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, and involve risks and uncertainties that could cause actual results, performance, or achievements to be materially different from any anticipated results, prospects, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, integration of FruitSmart and the impact of the FruitSmart acquisition on future results; product purchased not meeting quality and quantity requirements; reliance on a few large customers; its ability to maintain effective information technology systems and safeguard confidential information; anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation; product taxation; industry consolidation and evolution; changes in exchange rates and interest rates; impacts of regulation and litigation on its customers; industry-specific risks related to its food ingredient business; exposure to certain regulatory and financial risks related to climate change; changes in estimates and assumptions underlying its critical accounting policies; the promulgation and adoption of new accounting standards, new government regulations and interpretation of existing standards and regulations; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2019, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2019 and the Form 10-Q for the most recently ended fiscal quarter. The Company cautions investors not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made, and it undertakes no obligation to update any forward-looking statements made.

At 5:00 p.m. (Eastern Time) on February 4, 2020, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through May 4, 2020. A taped replay of the call will be available through February 18, 2020, by dialing (855) 859-2056. The confirmation number to access the replay is 7190448.

Universal Corporation (NYSE: UVV), headquartered in Richmond, Virginia, sources, processes, and supplies agri-products. Tobacco has been our principal focus since our founding in 1918, and we are the leading global leaf tobacco supplier. We conduct business in more than 30 countries on five continents. Our revenues for the fiscal year ended March 31, 2019, were $2.2 billion. For more information on Universal Corporation, visit our website at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$505,049	$636,107	$1,277,885	$1,555,430
Costs and expenses
Cost of goods sold	412,076	520,677	1,030,233	1,268,319
Selling, general and administrative expenses	48,858	58,302	152,824	167,244
Restructuring and impairment costs	—	19,447	—	19,447
Operating income	44,115	37,681	94,828	100,420
Equity in pretax earnings (loss) of unconsolidated affiliates	(69)	5,512	2,281	5,437
Other non-operating income	633	163	1,893	549
Interest income	164	233	1,412	1,044
Interest expense	5,197	4,732	14,361	13,274
Income before income taxes and other items	39,646	38,857	86,053	94,176
Income taxes	10,328	7,768	26,093	17,734
Net income	29,318	31,089	59,960	76,442
Less: net income attributable to noncontrolling interests in subsidiaries	(3,352)	(2,954)	(3,845)	(3,682)
Net income attributable to Universal Corporation	$25,966	$28,135	$56,115	$72,760

Earnings per share:
Basic	$1.04	$1.12	$2.24	$2.90
Diluted	$1.04	$1.11	$2.23	$2.87

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	December 31,	December 31,	March 31,
	2019	2018	2019
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$64,734	$138,358	$297,556
Accounts receivable, net	271,981	336,564	368,110
Advances to suppliers, net	120,079	98,942	106,850
Accounts receivable—unconsolidated affiliates	24,748	77,543	30,951
Inventories—at lower of cost or net realizable value:
Tobacco	937,661	867,181	629,606
Other	84,621	74,360	69,611
Prepaid income taxes	13,619	21,170	14,264
Other current assets	61,450	70,309	71,197
Total current assets	1,578,893	1,684,427	1,588,145

Property, plant and equipment
Land	22,510	23,018	22,952
Buildings	255,202	253,150	261,976
Machinery and equipment	609,976	603,752	608,191
	887,688	879,920	893,119
Less accumulated depreciation	(592,457)	(572,634)	(590,625)
	295,231	307,286	302,494
Other assets
Operating lease right-of-use assets	34,230	—	—
Goodwill and other intangibles	98,042	98,008	97,994
Investments in unconsolidated affiliates	77,783	80,558	80,482
Deferred income taxes	16,354	13,959	13,357
Other noncurrent assets	50,186	44,378	50,712
	276,595	236,903	242,545

Total assets	$2,150,719	$2,228,616	$2,133,184

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	December 31,	December 31,	March 31,
	2019	2018	2019
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$92,592	$129,316	$54,023
Accounts payable and accrued expenses	130,165	144,107	145,506
Accounts payable—unconsolidated affiliates	7,494	1,470	106
Customer advances and deposits	8,230	56,355	21,675
Accrued compensation	21,761	23,989	31,372
Income taxes payable	1,991	3,090	1,066
Current portion of operating lease liabilities	8,394	—	—
Current portion of long-term debt	—	—	—
Total current liabilities	270,627	358,327	253,748

Long-term debt	368,698	368,438	368,503
Pensions and other postretirement benefits	55,305	41,601	59,257
Long-term operating lease liabilities	23,465	—	—
Other long-term liabilities	51,185	38,467	43,214
Deferred income taxes	28,228	32,000	28,584
Total liabilities	797,508	838,833	753,306

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Common stock, no par value, 100,000,000 shares authorized 24,693,557 shares issued and outstanding at December 31, 2019 (24,968,799 at December 31, 2018 and 24,989,946 at March 31, 2019)	324,388	326,323	326,600
Retained earnings	1,089,718	1,093,829	1,106,178
Accumulated other comprehensive loss	(104,310)	(75,667)	(95,691)
Total Universal Corporation shareholders' equity	1,309,796	1,344,485	1,337,087
Noncontrolling interests in subsidiaries	43,415	45,298	42,791
Total shareholders' equity	1,353,211	1,389,783	1,379,878

Total liabilities and shareholders' equity	$2,150,719	$2,228,616	$2,133,184

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Nine Months Ended December 31,
	2019	2018
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$59,960	$76,442
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	27,500	27,651
Net provision for losses (recoveries) on advances and guaranteed loans to suppliers	93	(3,045)
Foreign currency remeasurement (gain) loss, net	(2,179)	1,790
Restructuring and impairment costs	—	19,447
Restructuring payments	(444)	(762)
Other, net	2,714	6,812
Changes in operating assets and liabilities, net	(260,542)	(225,648)
Net cash used by operating activities	(172,898)	(97,313)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(21,692)	(28,370)
Proceeds from sale of property, plant and equipment	2,946	1,377
Other	496	2,000
Net cash used by investing activities	(18,250)	(24,993)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of short-term debt, net	41,201	85,893
Dividends paid to noncontrolling interests	(3,359)	(1,260)
Repurchase of common stock	(20,125)	(1,443)
Dividends paid on common stock	(56,601)	(51,156)
Other	(2,883)	(4,946)
Net cash (used) provided by financing activities	(41,767)	27,088

Effect of exchange rate changes on cash	93	(552)
Net decrease in cash and cash equivalents	(232,822)	(95,770)
Cash and cash equivalents at beginning of year	297,556	234,128

Cash and cash equivalents at end of period	$64,734	$138,358
See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, which together with its subsidiaries is referred to herein as “Universal” or the “Company,” is the leading global leaf tobacco supplier. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. This Form 10-Q should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands, except share and per share data)	2019	2018	2019	2018

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$25,966	$28,135	$56,115	$72,760

Denominator for basic earnings per share
Weighted average shares outstanding	24,931,711	25,162,268	25,058,525	25,126,595

Basic earnings per share	$1.04	$1.12	$2.24	$2.90

Diluted Earnings Per Share
Numerator for diluted earnings per share
Net income attributable to Universal Corporation	$25,966	$28,135	$56,115	$72,760

Denominator for diluted earnings per share:
Weighted average shares outstanding	24,931,711	25,162,268	25,058,525	25,126,595
Effect of dilutive securities
Employee share-based awards	123,343	203,498	119,992	202,878
Denominator for diluted earnings per share	25,055,054	25,365,766	25,178,517	25,329,473

Diluted earnings per share	$1.04	$1.11	$2.23	$2.87

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in the pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income and comprehensive income were as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands of dollars)	2019	2018	2019	2018

SALES AND OTHER OPERATING REVENUES
Flue-Cured and Burley Leaf Tobacco Operations:
North America	$49,378	$78,009	$134,649	$261,347
Other Regions (1)	386,261	483,161	944,083	1,089,180
Subtotal	435,639	561,170	1,078,732	1,350,527
Other Tobacco Operations (2)	69,410	74,937	199,153	204,903
Consolidated sales and other operating revenue	$505,049	$636,107	$1,277,885	$1,555,430

OPERATING INCOME
Flue-Cured and Burley Leaf Tobacco Operations:
North America	$352	$3,147	$6,714	$20,395
Other Regions (1)	39,430	53,283	68,140	96,828
Subtotal	39,782	56,430	74,854	117,223
Other Tobacco Operations (2)	4,264	6,210	22,255	8,081
Segment operating income	44,046	62,640	97,109	125,304
Deduct: Equity in pretax (earnings) loss of unconsolidated affiliates (3)	69	(5,512)	(2,281)	(5,437)
Restructuring and impairment costs (4)	—	(19,447)	—	(19,447)
Consolidated operating income	$44,115	$37,681	$94,828	$100,420

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.

(2)
Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because the business is accounted for on the equity method and its financial results consist principally of equity in the pretax earnings (loss) of an unconsolidated affiliates.

(3)
Equity in pretax earnings (loss) of unconsolidated affiliates is included in segment operating income (Other Tobacco Operations segment), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income and comprehensive income.

(4)	Restructuring and impairment costs are excluded from segment operating income, but are included in consolidated operating income in the consolidated statements of income and comprehensive income.

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